Exhibit 5.1

[Lowenstein Sandler Letterhead]

August 4, 2009

Celldex Therapeutics, Inc.

119 Fourth Avenue

Needham, Massachusetts 02494

Re:          Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Celldex Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 20,569,460 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, to be issued to the stockholders of CuraGen Corporation, a Delaware corporation (“CuraGen”), in connection with the merger of Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company with and into CuraGen pursuant to an Agreement and Plan of Merger, dated May 28, 2009 (the “Merger Agreement”).

We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in the Merger Agreement and certificates of officers of the Company.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of common stock of CuraGen in accordance with the Merger Agreement, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler PC